Exhibit 10.3

FREEHOLD PROPERTIES, INC.

ALIGNMENT OF INTEREST PROGRAM

Freehold Properties, Inc., a Maryland corporation (the “Company”), sets forth herein the terms of its Alignment of Interest Program (the “Program”), as follows:

1.            Purpose. The Freehold Properties, Inc. Equity Incentive Plan (the “Incentive Plan”) was adopted effective October 30, 2019. This Program has been adopted to provide a framework for granting certain awards under the Incentive Plan and is intended to further the purposes of the Incentive Plan by providing long-term incentives in lieu of cash compensation. The Program is administered by the Committee that administers the Incentive Plan. If the board of directors of the Company (the “Board”) has not appointed such a committee, the Board serves as the Committee. The Committee believes that utilizing restricted stock with long-term vesting aligns the interests of Participants with those of the Company’s stockholders.

2.            Definitions. Whenever capitalized terms are used herein, but not defined, they shall have the meanings attributed to such terms in the Incentive Plan.

3.            Participation. Participation is available to the eligible employees and service providers to the Company who have been named by the Committee to participate in this Program, and the non-employee members of the Board (together, the “Participants”).

4.            Awards. Each year, Participants may elect to reduce base salary, cash bonus, retainer, fees or other compensation (“Compensation”) that might be payable in cash for the subsequent year (the “Reduction Year”) by a dollar or percentage amount that will be applied to calculate the number of shares of Restricted Stock to be acquired in exchange for Compensation (the “Acquisition Shares”). The number of Acquisition Shares received will be based on the value of the Company’s common stock determined in accordance with Section 4(c). In addition, the Participant will receive an award of shares (the “Award Shares”) based on the applicable multiple of the Acquisition Shares (the “Restriction Multiple”) that is established by the Committee. The applicable Restriction Multiple shall be determined by reference to the corresponding period established by the Committee that the Award is restricted and subject to forfeiture (the “Restriction Period”). The Participant may elect the desired Restriction Multiple by selecting the corresponding Restricted Period. Award Shares and Acquisition Shares that are acquired each year are collectively referred to as an “Award.”

(a)            The number of Acquisition Shares granted to a Participant shall be determined by dividing the Compensation election for the Reduction Year by the Fair Market Value of the Company’s common stock, determined in accordance with the Incentive Plan.

(b)            For purposes of determining the number of Award Shares that are awarded to a Participant, the Restriction Multiples and Restriction Periods shall be as follows:

(i)            For Participants other than non-employee members of the Board:

Duration of Restriction Period	Restriction Multiple
2 years	0.33	x
4 years	0.66	x
6 years	1.0	x

(ii)            For Participants who are non-employee members of the Board:

Duration of Restriction Period	Restriction Multiple
1 year	0.2	x
2 years	0.4	x
3 years	0.6	x

The product of the Restriction Multiple that is elected by the Participant, multiplied by the Acquisition Shares, and rounded to the nearest share, shall be the number of shares constituting the Award Shares pursuant to this Section 4.

(c)            Except as described in this subsection, the amount of Compensation that is elected by a Participant shall be determined on January 15 of the Reduction Year or, for Participants who are non-employee members of the Board, the 15th business day following the annual meeting of the Company’s stockholders. If such date is not a trading day, then the trading day immediately preceding such date (the “Valuation Date”).

The Valuation Date for a Participant’s initial year of participation in the Program shall be the date that is the 15th business day following the Participant’s effective election, except that the Valuation Date for elections made prior to completion of the Company’s September 2019 common stock offering shall be September 1, 2019.

(d)            Each Participant must deliver a written election in the form provided by the Committee of the Participant’s election to obtain an Award pursuant to this Section 4 to the person appointed by the Committee, prior to the end of the last business day of the year prior to the Reduction Year. The notice shall contain the percentage reduction and the restriction period selected by the Participant. This election shall be irrevocable by the Participant on and after January 1 of the Reduction Year.

(e)            Acquisition Shares and Award Shares determined pursuant to this Section 4 shall be transferred to each Participant as soon as administratively feasible following the Valuation Date. Such shares may be held by the Company in book entry form until the end of the applicable Restriction Period.

(f)            The Committee may limit the number of Acquisition Shares a Participant can elect to receive in any year. The Committee may also establish minimum and maximum amounts of each Compensation type that a Participant may elect to be used to acquire Acquisition Shares.

5.            Vesting of Awards. Until an Award becomes vested in accordance with this Section 5, it is subject to forfeiture by the Participant upon a termination of service described in Section 6. Except as provided in the applicable Award agreement, each Award will become fully vested and no longer subject to a risk of forfeiture upon the soonest of the following to occur:

(a)            The Participant continually provides services to the Company through the end of the Restriction Period.

(b)            The death or Disability of the Participant.

(c)            The Company undergoes a Change in Control.

6.            Termination of Employment. In the event that a Participant ceases to provide services to the Company for any reason other than death, Disability, Change in Control or as otherwise provided in the applicable Award agreement prior to the vesting of an Award described in Section 5, the unvested portion of the Award shall be immediately forfeited.

7.            Amendments. The Committee may from time to time amend or modify this Program, provided that no such action shall adversely affect Awards previously granted hereunder.

8.            Survival. This Program shall continue in effect as long as the Incentive Plan is in effect or until terminated by the Committee or the Board.

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